                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             COR Therapeutics, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

                             COR THERAPEUTICS, INC.
                             256 EAST GRAND AVENUE
                         SOUTH SAN FRANCISCO, CA 94080
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 25, 1999

TO THE STOCKHOLDERS OF COR THERAPEUTICS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of COR THERAPEUTICS, INC., a Delaware corporation (the "Company"), will be held on Tuesday, May 25, 1999 at 9:00 a.m. local time at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California for the following purposes:

          1. To elect directors to serve for the ensuing year and until their successors are elected.

          2. To approve an amendment to the Company's 1991 Employee Stock Purchase Plan to increase the aggregate number of shares of Common Stock authorized for issuance under the plan by 400,000 shares.

          3. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1999.

          4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on Friday, April 2, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors


                                          /s/ Patrick A. Broderick

                                          Patrick A. Broderick
                                          Secretary

South San Francisco, California
April 19, 1999

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                             COR THERAPEUTICS, INC.
                             256 EAST GRAND AVENUE
                         SOUTH SAN FRANCISCO, CA 94080
                            ------------------------

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of COR Therapeutics, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, May 25, 1999, at 9:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California. The Company intends to mail this proxy statement and accompanying proxy card on or about April 19, 1999, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company's common stock ("Common Stock") beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by directors, officers, other employees of the Company or, at the Company's request, D.F. King & Co. No additional compensation will be paid to directors, officers or other employees for such services, but D.F. King & Co. will be paid its customary fee, estimated to be approximately $4,000, if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on Friday, April 2, 1999 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 24,565,235 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 256 East Grand Avenue, South San Francisco, California 94080, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's annual meeting of stockholders to be held in the year 2000 must be received by the Company no later than December 20, 1999 in order to be included in the proxy statement and proxy relating to that annual meeting pursuant to Rule 14-a-8 of the Securities and Exchange Commission (the "SEC"). Unless a stockholder who wishes to bring a matter before the stockholders of the Company's annual meeting of stockholders to be held in the year 2000 notifies the Company of such matter prior to March 5, 2000, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     There are eight nominees for the eight Board positions presently authorized pursuant to the Company's Restated Bylaws ("Bylaws"). Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each of the nominees listed below is currently a director of the Company, all having been elected by the stockholders.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

     The names of the nominees and certain information about them are set forth below:

                                                                PRINCIPAL OCCUPATION/
                   NAME                     AGE             POSITION HELD WITH THE COMPANY
                   ----                     ---             ------------------------------
Vaughn M. Kailian.........................  54    President and Chief Executive Officer
Shaun R. Coughlin, M.D., Ph.D. ...........  44    Professor, School of Medicine, University of
                                                  California, San Francisco
James T. Doluisio, Ph.D.(1)...............  63    Hoechst-Roussel Professor of Pharmacy, University
                                                  of Texas at Austin
Charles J. Homcy, M.D.....................  50    Executive Vice President, Research and Development
Jerry T. Jackson(1)(2)....................  58    Retired Executive Vice President, Merck & Co.,
                                                  Inc.
Ernest Mario, Ph.D.(2)....................  60    Chairman and Chief Executive Officer, ALZA
                                                  Corporation
Robert R. Momsen(1)(2)....................  52    General Partner, InterWest Partners
Lloyd Hollingsworth Smith, Jr., M.D.......  75    Associate Dean, School of Medicine, University of
                                                  California, San Francisco

---------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     VAUGHN M. KAILIAN has served as President, Chief Executive Officer and a director of the Company since March 1990. From 1967 to 1990, Mr. Kailian was employed by Marion Merrell Dow, Inc., a pharmaceutical company, and its predecessor companies in various general management, product develop-ment, marketing and sales positions. Mr. Kailian served as Corporate Vice President of Global Commercial Development, Marion Merrell Dow, Inc.; President and General Manager, Merrell Dow USA; Vice President, Marketing and Sales, Merrell Dow USA; and Vice President, Marketing and Sales, Merrell Dow, Europe, Africa and the Middle East. Mr. Kailian is also a director of Amylin Pharmaceuticals and Axys Pharmaceuticals, Inc.

     SHAUN R. COUGHLIN, M.D., PH.D., has served as a director of the Company since September 1994. Dr. Coughlin is a Professor of Medicine and Cellular and Molecular Pharmacology at the University of California, San Francisco ("UCSF"), and Director of the Cardiovascular Research Institute at UCSF, where he was an Associate Professor of Medicine from 1992 through 1996. Dr. Coughlin has acted as a consultant to the Company since its inception. Dr. Coughlin is also a member of the editorial boards of Trends in Cardiovascular Medicine, Molecular Medicine and Journal of Clinical Investigation.

     JAMES T. DOLUISIO, PH.D., has served as a director of the Company since January 1994. Dr. Doluisio is the Hoechst-Roussel Professor of Pharmacy at the University of Texas at Austin. From 1973 to 1998, he was Dean of Pharmacy at the University of Texas at Austin. From 1990 to 1995, Dr. Doluisio served as Chairman of the United States Pharmacopeial Convention Board of Trustees. From 1967 to 1973, Dr. Doluisio was Professor and Assistant Dean of the College of Pharmacy at the University of Kentucky.

     CHARLES J. HOMCY, M.D., has been a director of the Company since January 1998 and has served as Executive Vice President, Research and Development of the Company since March 1995. Since 1997 Dr. Homcy has been Clinical Professor of Medicine at the University of California, San Francisco Medical School and Attending Physician at the San Francisco VA Hospital. From 1994 until he joined the Company, Dr. Homcy was President of the Medical Research Division of American Cyanamid Company-Lederle Laboratories, a pharmaceutical company (now a division of Wyeth-Ayerst Laboratories). From 1990 until 1994, Dr. Homcy was Executive Director of the Cardiovascular and Central Nervous System Research Section at Lederle Laboratories, a pharmaceutical company. From 1991 to 1995, Dr. Homcy also served as an attending physician at The Presbyterian Hospital, College of Physicians and Surgeons, at Columbia University in New York. From 1979 to 1990, he was an attending physician at Massachusetts General Hospital and an Associate Professor of Medicine at Harvard Medical School.

     JERRY T. JACKSON has served as a director of the Company since March 1995. Mr. Jackson was employed by Merck & Co., Inc., a pharmaceutical company ("Merck"), from 1965 until his retirement in 1995. From 1993 until his retirement, he served as Executive Vice President of Merck. During this time, he had responsibility for Merck's International Human Health, Worldwide Human Vaccines, the AgVet Division, Astra/Merck U.S. Operations, as well as worldwide marketing. During 1993, he also was President of Merck's Worldwide Human Health Division. Mr. Jackson served as Senior Vice President of Merck from 1991 to 1992 and previously was President of Merck Sharp & Dohme International. Mr. Jackson is also a director of Crescendo Pharmaceuticals Corporation, Molecular Biosystems, Inc., SunPharm Corporation and Transcend Therapeutics, Inc.

     ERNEST MARIO, PH.D., has served as a director of the Company since September 1995. Dr. Mario served as Co-Chairman and Chief Executive Officer of ALZA Corporation from July 1993 to November 1997 at which time he was promoted to Chairman and Chief Executive Officer. From 1989 to 1993, he was President, Deputy Chairman and Chief Executive Officer of Glaxo Holdings in London. Prior to 1989, Dr. Mario served as President of Glaxo, Inc. in the United States. Dr. Mario is also Chairman of Pharmaceutical Product Development, Inc. and a director of Catalytica Inc.

     ROBERT R. MOMSEN has served as a director of the Company since April 1989. Since 1982, Mr. Momsen has been a general partner of InterWest Partners, a venture capital management firm. Mr. Momsen is also a director of Arthrocare, Inc., Coulter Pharmaceutical, Inc., Innovasive Devices, Inc., Integ, Inc., Progenitor, Inc. and Urologix, Inc.

     LLOYD HOLLINGSWORTH SMITH, JR., M.D., has served as a director of the Company since January 1993. Dr. Smith has been Associate Dean of the School of Medicine at UCSF since 1985. From 1964 to 1985, he was a Professor of Medicine and Chairman of the UCSF Department of Medicine. Dr. Smith has acted as a consultant to the Company since 1993.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 1998, the Board held six meetings. William H. Younger, Jr. resigned from the Board effective March 20, 1998. The Board has an Audit Committee and a Compensation Committee.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the auditors' comments as to financial controls, adequacy of staff, and management performance and procedures in connection with the annual audit and financial controls. During fiscal 1998, the Audit Committee, composed of Messrs. Jackson, Momsen and Younger until March 20, 1998, held one meeting, and subsequently composed of Dr. Doluisio and Messrs. Jackson and Momsen, held one meeting.

     The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation, grants stock options and stock awards to executive officers, employees and consultants under the Company's stock option and award plans and otherwise determines compensation levels, and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee, composed of Messrs. Jackson and Momsen and Dr. Mario, held seven meetings during fiscal 1998.

     During the fiscal year ended December 31, 1998, each director attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

         APPROVAL OF AMENDMENT TO THE 1991 EMPLOYEE STOCK PURCHASE PLAN

     In May 1991, the Board adopted, and the stockholders subsequently approved, the Company's 1991 Employee Stock Purchase Plan (the "Purchase Plan"). In November 1998, there were 650,000 shares of Common Stock reserved for issuance under the Purchase Plan.

     In November 1998, the Board amended the Purchase Plan, subject to stockholder approval, to increase by 400,000 the number of shares of Common Stock authorized for issuance under the Purchase Plan, from a total of 650,000 shares to a total of 1,050,000 shares. The Board adopted this amendment in order to ensure that the Company can continue to grant purchase rights at levels determined appropriate by the Board.

     During the fiscal year ended December 31, 1998, shares of Common Stock were purchased under the Purchase Plan in the amounts and at the weighted average prices per share as follows: Vaughn M. Kailian, 1,518 shares ($8.29); Charles J. Homcy, 3,021 shares ($8.51); Mark D. Perrin, 816 shares ($8.55); Laura A. Brege, 1,845 shares ($8.43); Michael M. Kitt, 2,840 shares ($8.46); all current executive officers as a group, 10,040 shares ($8.45); and all employees (excluding executive officers) as a group, 172,388 shares ($7.98).

     As of March 1, 1999, purchase rights (net of canceled or expired purchase rights) covering an aggregate of 536,021 shares of the Company's Common Stock had been granted under the Purchase Plan and 113,979 shares of Common Stock (plus any shares that might in the future be returned to the Purchase Plan as a result of cancellations or expiration of purchase rights) remained available for future grant under the Purchase Plan.

     Stockholders are requested in this Proposal 2 to approve the amendment to the Purchase Plan to increase the shares available for issuance under the Purchase Plan by 400,000 shares. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Purchase Plan. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

     The essential features of the Purchase Plan, as amended, are outlined below.

PURPOSE

     The purpose of the Purchase Plan is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by the Board to participate in the Purchase Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. All of the Company's approximately 321 employees are eligible to participate in the Purchase Plan.

     The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code").

ADMINISTRATION

     The Board administers the Purchase Plan and has the final power to construe and interpret both the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical) and whether employees of any parent or subsidiary of the Company will be eligible to participate in the Purchase Plan.

     The Board has the power to delegate administration of the Purchase Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the Purchase Plan to the Compensation Committee of the Board. As used herein with respect to the Purchase Plan, the "Board" refers to any committee the Board appoints to administer the Purchase Plan, as well as to the Board itself.

OFFERINGS

     The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. Commencing in 1999, each offering will be 12 months long and will be divided into four shorter periods approximately three months long (an "interim period").

ELIGIBILITY

     Any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated by the Board) on the first day of an offering is eligible to participate in that offering.

     However, no employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may accrue the right to purchase shares under the Purchase Plan in all employee stock purchase plans of the Company and its affiliates at a rate that exceeds $25,000 worth of Common Stock

(determined at the fair market value of the shares at the time such right is granted) for each calendar year in which such right is outstanding at any time.

PARTICIPATION IN THE PLAN

     Eligible employees enroll in the Purchase Plan by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of such employees' compensation during the offering.

PURCHASE PRICE

     The purchase price per share at which shares of Common Stock are sold in an offering under the Purchase Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on the first day of the offering or (ii) 85% of the fair market value of a share of Common Stock on the relevant exercise date (that is, the second business day following the last day of each calendar quarter during the offering).

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

     The purchase price of the shares is accumulated by payroll deductions over each interim period. At any time during the offering a participant may terminate his or her payroll deductions, and at such times as the Board provides in the offering, a participant may reduce or increase his or her payroll deductions. An eligible employee may not begin such payroll deductions after the beginning of an offering, except, if the Board provides, in the case of an employee who first becomes eligible to participate as of a date specified during the offering. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. A participant may not make additional payments into such account.

PURCHASE OF STOCK

     By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under the Purchase Plan. In connection with offerings made under the Purchase Plan, the Board specifies a maximum number of shares of Common Stock an employee may be granted the right to purchase and the maximum aggregate number of shares of Common Stock that may be purchased pursuant to such offering by all participants. Commencing in 1999, no employee may purchase more than 2,000 shares of Common Stock during any given offering. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of Common Stock available, the Board would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically on the exercise date at the applicable price. See "Withdrawal" below.

WITHDRAWAL

     While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may terminate payroll deductions and withdraw from a given offering by delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the offering.

     Upon any withdrawal from an offering by the employee, at the election of such employee the Company will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of Common Stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

TERMINATION OF EMPLOYMENT

     Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest, less any accumulated deductions previously applied to the purchase of shares of Common Stock on the employee's behalf.

RESTRICTIONS ON TRANSFER

     Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the Purchase Plan at any time. Unless terminated earlier, the Purchase Plan will terminate on May 13, 2001.

     The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (i) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan, (ii) modify the requirements relating to eligibility for participation in the Purchase Plan, or
(iii) modify any other provision of the Purchase Plan if stockholder approval is required in order to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or with any Nasdaq or securities exchange listing requirements.

     Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without consent of the employee to whom such rights were granted.

EFFECT OF CERTAIN CORPORATE EVENTS

     In the event of a dissolution, liquidation or specified type of merger of the Company, the Board will determine (i) whether the surviving corporation will assume the outstanding rights under the Purchase Plan or substitute similar rights, (ii) whether the participants' rights will continue in full force and effect, or (iii) whether the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event.

STOCK SUBJECT TO PURCHASE PLAN

     Subject to this Proposal 2, the Board has reserved an aggregate of 1,050,000 shares of Common Stock for issuance under the Purchase Plan. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares of Common Stock not purchased under such rights again become available for issuance under the Purchase Plan.

FEDERAL INCOME TAX INFORMATION

     Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

     A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

     If the stock is disposed of at least two years after the beginning of the offering and at least one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.

     If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

     There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

                                   PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since its inception in 1988. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 1, 1999 by (i) each nominee for director, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all executive officers and directors of the Company as a group, and
(iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                   BENEFICIAL
                                                                 OWNERSHIP(1)(2)
                                                              ---------------------
                                                               NUMBER      PERCENT
                      BENEFICIAL OWNER                        OF SHARES    OF TOTAL
                      ----------------                        ---------    --------
Capital Guardian Trust Company(3)...........................  2,157,600      8.8%
  11100 Santa Monica Boulevard
  Los Angeles, CA 90025
State of Wisconsin Investment Board(4)......................  1,783,400      7.3%
  P. O. Box 7842
  Madison, WI 53707
T. Rowe Price Associates, Inc.(5)...........................  1,638,179      6.7%
  100 East Pratt Street
  Baltimore, MD 21202
Wellington Management Company, LLP(6).......................  1,306,000      5.3%
  75 State Street
  Boston, MA 02109
Vaughn M. Kailian...........................................    599,807      2.4%
Robert R. Momsen(7).........................................    559,829      2.3%
Charles J. Homcy............................................    212,516        *
Laura A. Brege..............................................    212,493        *
Mark D. Perrin..............................................    165,180        *
Michael M. Kitt.............................................    147,949        *
Shaun R. Coughlin...........................................     84,922        *
James T. Doluisio...........................................     26,000        *
Jerry T. Jackson............................................     25,416        *
Lloyd Hollingsworth Smith, Jr. .............................     25,000        *
Ernest Mario................................................     17,916        *
All executive officers and directors as a group (13
  people)(8)................................................  2,112,837      8.2%

---------------
 *  Less than one percent

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedule 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 24,474,880 shares outstanding on March 1, 1999, adjusted as required by rules promulgated by the SEC.

(2) Includes shares that certain officers and directors of the Company have the right to acquire within 60 days after the date of this table pursuant to outstanding options as follows (number of shares): Vaughn M. Kailian, 506,211; Robert R. Momsen, 25,000; Charles J. Homcy, 195,619; Laura A. Brege, 205,043; Mark D. Perrin, 155,125; Michael M. Kitt, 133,511; Shaun R. Coughlin, 59,921; James T. Doluisio, 25,000; Jerry T. Jackson, 20,416; Lloyd Hollingsworth Smith, Jr., 25,000; Ernest Mario, 17,916; and all executive officers and directors as a group, 1,395,428.

(3) Based on a Schedule 13G filed with the SEC on February 8, 1999. Includes 2,157,600 shares beneficially owned by Capital Guardian Trust Company ("CGTC") as a result of acting as investment manager of various institutional accounts, with dispositive power over 2,157,600 shares and power to direct the voting of 1,667,000 shares on behalf of various individual and institutional investors. CGTC disclaims beneficial ownership of all of the these shares pursuant to Rule 13d-4.

(4) Based on a Schedule 13G filed with the SEC on February 4, 1999. The State of Wisconsin Investment Board retains sole voting and dispositive power for all shares.

(5) Based on a Schedule 13G filed with the SEC on February 12, 1999. Includes 1,638,179 shares beneficially owned by T. Rowe Price Associates, Inc. as a result of acting as investment advisor, with shared dispositive power over 1,638,179 shares and shared power to direct the voting of 338,824 shares on behalf of various individual and institutional investors. T. Rowe Price Associates, Inc. disclaims beneficial ownership of all of these shares.

(6) Based on a Schedule 13G filed with the SEC on February 8, 1999. Includes 1,306,000 shares beneficially owned by Wellington Management Company, LLP as a result of acting as investment advisor, with shared dispositive power over 1,306,000 shares and shared power to direct the voting of 749,900 shares on behalf of various individual and institutional investors.

(7) Includes 484,800 shares owned by InterWest Partners VI, LP and 15,200 shares owned by InterWest Investors VI, LP, the general partner of each of which is InterWest Management Partners VI, LLC. Mr. Momsen is a Managing Director of InterWest Management Partners VI, LLC and disclaims beneficial ownership of such 500,000 shares held by such limited partnerships, except to the extent of his pecuniary interest therein.

(8) Includes 1,395,428 shares that certain officers and directors of the Company have the right to acquire within 60 days after the date of this table pursuant to outstanding options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, its officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Directors who are neither employees of nor consultants to the Company ("non-employee directors") receive an annual directors' fee of $10,000, paid on a quarterly basis. In accordance with Company policy, directors may also be reimbursed for certain expenses in connection with attendance at Board and committee meetings. An aggregate of $40,000 was paid to Dr. Doluisio, Mr. Jackson, Dr. Mario and Mr. Momsen for services as directors of the Company during 1998.

     In January 1994, the Board adopted, and the stockholders subsequently approved, the Company's 1994 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Under the Directors' Plan, each non-employee director of the Company is automatically granted a non-qualified option to purchase 25,000 shares of Common Stock on the date of adoption of the Directors' Plan, or if later, the date of such non-employee director's election to the Board. The exercise price of such options granted under the Director's Plan is 100% of the fair market value of the Common Stock on the date of the option grant. Such options granted under the Directors' Plan vest ratably over 60 months and have a term of ten years. During 1998, no options to purchase shares were granted to non-employee directors for services rendered as directors of the Company during 1998.

     In March 1999, the Board approved an amendment to the Directors' Plan (the "Plan Amendment") to provide for automatic supplemental grants of stock options to each non-employee director of the Company who has completed three or more years of service as a director of the Company (each, an "Eligible Director"). Pursuant to the Plan Amendment, each Eligible Director will automatically be granted a non-qualified option to purchase 10,000 shares of Common Stock on the date of the first Board meeting held both (i) on or after the date of the adoption of the Plan Amendment and (ii) after the date on which the Eligible Director has completed three years of service as a director of the Company, and biannually thereafter. The exercise price of stock options granted pursuant to the Plan Amendment is 100% of the fair market value of the Common Stock on the date of the option grant. Options granted pursuant to the Plan Amendment are fully vested on the date of grant and have a maximum term of ten years.

     The Board approved the Plan Amendment after reviewing the Directors' Plan and consulting with its outside counsel with respect to competitive stock option grants, both as to the size and timing of the grants, in order to assist the Company to retain the services of its non-employee directors and to provide incentives and rewards for such persons to exert maximum efforts for the success of the Company. The Company also subsequently received independent confirmation from an outside compensation consulting firm as to the Plan Amendment with respect to the competitive appropriateness of the size and timing of the option grants. Each of the Company's non-employee directors, Drs. Coughlin, Doluisio, Mario and Smith and Messrs. Jackson and Momsen, will receive a 10,000 share grant in 1999 pursuant to the Plan Amendment.

     In 1988, the Company and Dr. Coughlin entered into a consulting agreement which provided that, among other things, Dr. Coughlin would perform consulting services for the Company. Dr. Coughlin receives $1,666 per month for his services as a consultant to the Company. The Company pays Dr. Coughlin's consulting fee directly to UCSF on behalf of Dr. Coughlin. During 1998, UCSF received payments totaling $20,000 on behalf of Dr. Coughlin.

     In January 1993, the Company and Dr. Smith entered into a consulting agreement which provides, among other things, that Dr. Smith will perform consulting services for the Company for ten days each year during the five-year term of the consulting agreement. In consideration of such services, the Company is to pay Dr. Smith $1,000 per consulting day, which amount is to be paid in arrears on the last day of each calendar quarter. Dr. Smith received payments totaling $10,000 for services rendered during 1998 pursuant to the agreement.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

     The following table shows, for the fiscal years ended December 31, 1998, 1997 and 1996, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its four other most highly compensated officers (the "Named Executive Officers") at December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                              COMPENSATION AWARDS
                                           ANNUAL COMPENSATION              -----------------------
                                 ---------------------------------------    RESTRICTED
                                                            OTHER ANNUAL      STOCK      SECURITIES    ALL OTHER
                                        SALARY     BONUS    COMPENSATION      AWARDS     UNDERLYING   COMPENSATION
  NAME AND PRINCIPAL POSITION    YEAR   ($)(1)    ($)(2)       ($)(3)         ($)(4)     OPTIONS(#)      ($)(5)
  ---------------------------    ----   -------   -------   ------------    ----------   ----------   ------------
Vaughn M. Kailian..............  1998   427,500   102,600                     43,000       40,000        3,762
  President and Chief            1997   400,000   128,000                                 110,500        1,940
  Executive Officer              1996   394,167                                           100,000        1,440
Charles J. Homcy...............  1998   327,917    59,025                     33,000       30,000        3,330
  Executive Vice President,      1997   305,000    73,200     167,629(6)                  101,500          709
  Research and Development       1996   302,917                21,966(6)                   20,000          209
Mark D. Perrin.................  1998   290,167    52,230                     29,200       30,000        1,444
  Executive Vice President,      1997   270,000    64,800     193,874(7)                   93,500          500
  Commercial Operations          1996   270,000                29,959(7)                   10,000          500
Laura A. Brege.................  1998   245,833    44,250                     25,000       25,000        1,380
  Senior Vice President,
  Finance                        1997   200,000    48,000                                  69,500        1,214
  and Chief Financial Officer    1996   198,917                                            60,000          962
Michael M. Kitt................  1998   226,127    33,325                     22,878       10,000        1,841
  Vice President, Clinical       1997   212,760    27,233                     21,959       40,500        1,807
  Research                       1996   211,447                                            20,000        1,307

---------------
(1) Includes amounts earned but deferred at the election of the Named Executive Officer.

(2) Bonus payments for 1998 (paid in March 1999) are equal to the following percentages of annual compensation earned pursuant to the Company's Incentive Pay Program: 24% for Mr. Kailian; 18% for Dr. Homcy, Mr. Perrin and Mrs. Brege; and 14.7% for Dr. Kitt. Bonus payments for 1997 are equal to the following percentages of annual compensation earned pursuant to the Company's Incentive Pay Program: 32% for Mr. Kailian; 24% for Dr. Homcy, Mr. Perrin and Mrs. Brege; and 12.8% for Dr. Kitt. These bonuses do not include the value of restricted stock bonus awards granted, which are included under the heading "Restricted Stock Awards" in this table.

(3) As permitted by rules promulgated by the SEC, no amounts are shown with respect to "perquisites" under "Other Annual Compensation" where such amounts for each Named Executive Officer do not exceed the lesser of 10% of such executive's bonus plus salary or $50,000.

(4) Represents the dollar value of the shares awarded. This number is calculated by multiplying the fair market value on the date of grant ($7.97 in 1998 and $12.66 in 1997, based on the average of the high and low sale prices on the date of grant as reported on the Nasdaq National Market) by the number of shares granted. Restricted shares granted to all Named Executive Officers in 1998 vest in full on January 1, 2000. Restricted shares granted to Dr. Kitt in 1997 vest annually over three years from the date of grant. At the end of fiscal 1998, the aggregate unvested restricted stock holdings of the Named Executive Officers and the value thereof at year end based on the then fair market value of $12.75, without giving effect to the diminution of value attributable to the restrictions on such stock, were as follows: $77,189 for Mr. Kailian (6,054 shares), $58,752 for Dr. Homcy (4,608 shares), $47,456 for Mr. Perrin (3,722 shares), $44,740 for Mrs. Brege (3,509 shares), and $63,737 for Dr. Kitt (4,999 shares). Dividends on these shares of restricted stock will be paid when, as, and if declared by the Company's Board of Directors. To date, the Company has not paid any dividends and does not anticipate paying any dividends on its Common Stock in the foreseeable future.

(5) Includes premiums on life insurance payable for each Named Executive Officer. Also, includes $500 in matching contributions by the Company to its tax-qualified employee savings and retirement plans for all Named Executive Officers in 1998 and 1997; and Mr. Perrin and Mrs. Brege in 1996.

(6) Consists of reimbursement of expenses paid by the Company in connection with Dr. Homcy's relocation.

(7) Consists of reimbursement of expenses paid by the Company in connection with Mr. Perrin's relocation.

STOCK OPTION GRANTS AND EXERCISES

     The Company has granted stock options to its executive officers, employees and consultants under its 1988 Employee Stock Option Plan (the "1988 Employee Plan"), its 1991 Equity Incentive Plan (the "1991 Equity Plan") and its 1998 Non-Officer Equity Incentive Plan (the "1998 Equity Plan"), and to consultants under its 1988 Consultant Stock Option Plan (the "1988 Consultant Plan"). As of March 1, 1999, options to purchase 299,151 shares were outstanding under the 1988 Employee Plan and options to purchase 59,167 shares were outstanding under the 1988 Consultant Plan. Both of these plans were terminated in 1991. As of March 1, 1999, options to purchase 4,054,857 shares were outstanding under the 1991 Equity Plan, and 341,439 shares remained available for future grants. As of March 1, 1999, options to purchase 558,650 shares were outstanding under the 1998 Equity Plan, and 274,607 shares remained available for future grants.

     On February 27, 1998 the Board adopted the 1998 Equity Plan with 300,000 shares of Common Stock authorized for issuance under the plan. Subsequently, the Board authorized an additional 550,000 shares for issuance under the plan. The 1998 Equity Plan provides for the grant of non-statutory stock options at fair market value to employees of or consultants to the Company who are neither officers nor directors of the Company. As of March 1, 1999, options to purchase 558,650 shares of Common Stock were outstanding under the plan, and 274,607 shares remained available for future grants under the plan. The 1998 Equity Plan was adopted (i) to provide a means by which selected employees of and consultants to the Company could be given an opportunity to purchase stock in the Company, (ii) to assist in securing and retaining the services of persons capable of filling such positions, and (iii) to provide incentives to such persons to exert maximum efforts for the success of the Company.

     The following tables show, for the fiscal year ended December 31, 1998, certain information regarding all options granted to, exercised by, and held at year end by, the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                                -----------------------------------------------------    POTENTIAL REALIZABLE
                                NUMBER OF       PERCENTAGE                                 VALUE AT ASSUMED
                                SECURITIES   OF TOTAL OPTIONS                            ANNUAL RATES OF STOCK
                                UNDERLYING      GRANTED TO                              PRICE APPRECIATION FOR
                                 OPTIONS       EMPLOYEES IN     EXERCISE                   OPTION TERM($)(3)
                                 GRANTED       FISCAL YEAR       PRICE     EXPIRATION   -----------------------
             NAME                 (#)(1)          (%)(2)         ($/SH)       DATE          5%          10%
             ----               ----------   ----------------   --------   ----------   ----------   ----------
Vaughn M. Kailian.............    40,000           5.47          12.81      2/27/08      322,309      816,793
Charles J. Homcy..............    30,000           4.10          12.81      2/27/08      241,731      612,595
Mark D. Perrin................    30,000           4.10          12.81      2/27/08      241,731      612,595
Laura A. Brege................    25,000           3.42          12.81      2/27/08      201,443      510,496
Michael M. Kitt...............    10,000           1.37          12.81      2/27/08       80,577      204,198

---------------
(1) Reflects options granted in 1998 to the Named Executive Officers under the 1991 Equity Plan. Options granted to Mr. Kailian, Dr. Homcy, Mr. Perrin and Mrs. Brege vest in their entirety on January 31, 2001. The option granted to Dr. Kitt vests in equal monthly installments over a five-year period following the date of grant, which is generally consistent with the terms of options granted to other employees under the 1991 Equity Plan. The 1991 Equity Plan also contains provisions for the Board of Directors, among other things, to reprice options and to accelerate vesting of options in the event of a change in control of the Company.

(2) Based on options to purchase 731,750 shares of Common Stock granted to employees, including executive officers, in the fiscal year ended December 31, 1998.

(3) The potential realizable value is based on the term of the option at the date of the grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term, and that the option is exercised and sold on the last day of the option term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

                          AGGREGATED OPTION EXERCISES
             IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                  SHARES                  UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                ACQUIRED ON    VALUE         OPTIONS AT FY-END               AT FY-END
                                 EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
             NAME                   (#)         ($)                 (#)                       ($)(2)
             ----               -----------   --------   -------------------------   -------------------------
Vaughn M. Kailian.............     5,000       89,875(1)      399,015/246,485            2,293,896/608,323
Charles J. Homcy..............        --           --         155,851/170,649               53,461/249,007
Mark D. Perrin................        --           --         126,558/181,942              171,360/296,421
Laura A. Brege................        --           --         138,676/145,824               26,521/365,698
Michael M. Kitt...............        --           --         126,677/ 43,823               50,839/ 36,755

---------------
(1) Fair market value of the Common Stock on the date of exercise ($18.28, based on the average of the high and the low sale prices as reported on the Nasdaq National Market) less the exercise price and multiplied by the number of shares exercised.

(2) Fair market value of the Common Stock on December 31, 1998 ($12.75, based on the average of the high and the low sale prices as reported on the Nasdaq National Market) less the exercise price and multiplied by the number of shares that are in the money.

                        COMPENSATION COMMITTEE REPORT(1)

     The Compensation Committee (the "Committee") consists of Jerry T. Jackson, Ernest Mario, Ph.D. and Robert R. Momsen, none of whom is an employee of or a consultant to the Company. The Committee is responsible for setting the Company's policies regarding compensation for all employees and executive officers and for administering the Company's 1991 Equity Plan, 1998 Equity Plan and Purchase Plan. In particular, the Committee evaluates the performance of management and determines the compensation of executive officers.

     The Company's executive compensation philosophy is to attract and retain executive officers capable of leading the Company to fulfillment of its business objectives by offering competitive compensation opportunities that reward individual contributions as well as corporate performance. Accordingly, the Company's executive compensation policies include:

     - competitive pay practices, taking into account the pay practices of life science and pharmaceutical companies with which the Company competes for talented executives, with special weight to California companies of comparable size;

---------------

(1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     - annual incentive programs which are designed to encourage executives to focus on the achievement of specific short-term strategic goals, as well as longer-term corporate objectives; and

     - equity-based incentives designed to motivate executives over the long term, to align the interests of management and stockholders and to ensure that management is appropriately rewarded for benefits which it achieves for the Company's stockholders.

     Total compensation for the Company's executive officers includes a base salary component and may include two other components: annual incentives and long-term incentives. Annual incentive compensation may consist of cash incentive bonuses and stock bonus or restricted stock bonus awards, or other equity components, each based on satisfying corporate goals established for the year by the Committee as well as on meeting individual performance objectives. In addition, executive officers of the Company may receive long-term incentive compensation in the form of grants of options to purchase shares of Common Stock, with exercise prices typically set at fair market value on the date of grant. Restricted stock bonus awards may also provide long-term incentives for executives.

     In the biopharmaceutical industry, traditional measures of corporate performance, such as earnings per share or sales growth, may not readily apply in reviewing performance of executives. In addition to traditional measures of performance, in determining the compensation of the Company's executives, the Committee looks to other indicia of performance, such as the progress of the Company's research and development programs, regulatory developments and corporate development activities, as well as the Company's success in securing capital sufficient to assist the Company in completing product development and increasing product revenues.

     As a result, in many instances these qualitative factors necessarily involve a subjective assessment by the Committee of corporate performance. Moreover, the Committee does not base its considerations on any single performance factor nor does it specifically assign relative weights to factors, but rather considers a mix of factors and evaluates both Company and individual performance against that mix. In addition, total compensation paid by the Company to its executive officers is designed to be comparable to compensation packages paid to the management of other companies of comparable size in the biopharmaceutical industry. Toward that end, the Committee may review both independent survey data as well as data gathered internally.

     In January 1998, the Committee met to consider the compensation of the Company's executive officers for fiscal 1998. The Committee considered a variety of factors, including both individual and corporate factors, in evaluating the performance of the Company's executive officers. The Committee reviewed the results of independent surveys that provided information regarding management compensation for approximately 200 companies in the biopharmaceutical industry, categorized by geographic area and management position. The surveys included a broader group of companies than those companies included in the American Stock Exchange Biotechnology Index used in the performance measurement comparison graph included in this proxy statement. The Committee also reviewed other publicly available information, gathered informally, pertaining to compensation of executive officers in the biopharmaceutical industry. Based on these survey results, as well as the other foregoing factors, for 1998, the Committee determined that the base compensation of Mr. Kailian should be increased by 8% and the other executive officers' base compensation should be increased by between 8% and 25%.

     The Company has used the grant of stock options under its 1991 Equity Plan to underscore the common interests of stockholders and management. Options granted to executive officers are intended to provide a continuing financial incentive to maximize long-term value to stockholders and to help make the executive's total compensation opportunity competitive. In addition, because stock options generally become exercisable over a period of several years, options encourage executives to remain in the long-term employ of the Company. In determining the size of an option to be granted to an executive officer, the Committee takes into account the officer's position and level of responsibility within the Company, the officer's existing stock and unvested option holdings, and the potential reward to the officer if the stock price appreciates in the public market. Based on these factors, in February 1998, the Committee granted to Mr. Kailian options to purchase an aggregate of 40,000 shares of Common Stock, at an exercise price of $12.81 per share, the fair market value on the date of the grant. This option granted to Mr. Kailian vests entirely in January 2001. In October 1998, the Committee granted to Mr. Kailian a restricted stock award of 5,396 shares. This restricted stock award vests in its entirety in January 2000. The Committee granted to each of the other executive officers of the Company options to purchase between 25,000 and 30,000 shares of Common Stock at an exercise price of $12.81 per share, the fair market value on the date of the grants. The options granted to the other executive officers vest in their entirety in January 2001. In October 1998, the Committee also granted to each of the other executive officers of the Company restricted stock awards ranging from 3,137 to 4,141 shares. These restricted stock awards vest in their entirety in January 2000. The Committee considered the number of shares and options already received by each executive officer in making these grants.

     The Committee also approved a 1998 Incentive Pay Program for executive officer pay, which provides for the payment of cash bonuses to the executive officers. Mr. Kailian was eligible to receive a cash bonus at target of up to 40% of his eligible 1998 compensation, and the other executive officers were each eligible to receive a cash bonus at target of up to 30% of such officer's eligible 1998 compensation, if the Company achieved its goals for 1998. Determinations of the amount of cash bonuses eligible to be awarded under the 1998 Incentive Pay Program were based on the extent of achievement of certain corporate goals established by the Board for 1998. The goals established for the 1998 Incentive Pay Program were: (i) approval and launch of INTEGRILIN(TM)(eptifibatide) Injection, (ii) advancement of other potential products in research and development, specifically the Oral GP IIb-IIIa product candidate, and (iii) financial, operational and general corporate management objectives.

     In January 1999, the Committee met to evaluate performance against the goals established for the 1998 Incentive Pay Program. The Committee determined that, although not all 1998 corporate objectives were fully satisfied, the Company had success in achieving most of its objectives. As a result, based on corporate performance, the Committee recommended that Mr. Kailian receive a cash bonus of 24% of his eligible compensation, and that the other executive officers of the Company receive cash bonuses of 18% of such officer's eligible 1998 compensation.

     The Committee has not adopted a policy with respect to the application of
Section 162(m) of the Internal Revenue Service Code of 1986, as amended, which generally imposes an annual corporate deduction limitation of $1,000,000 on the compensation of certain executive officers. However, pursuant to Section 162(m), compensation from options granted under the 1991 Equity Plan at no less than 100% of fair market value may be excluded from the Section 162(m) limitations.

       Jerry T. Jackson       Ernest Mario, Ph.D.       Robert R. Momsen

                     PERFORMANCE MEASUREMENT COMPARISON(1)

     The following graph shows total stockholder return of the CRSP Total Return Index for the Company, the American Stock Exchange Biotechnology Index ("AMEX Index") and the Nasdaq Stock Market (United States Companies) ("Nasdaq Index").

             COMPARISON OF TOTAL CUMULATIVE RETURN ON INVESTMENT(2)

                                                           COR                        AMEX                       NASDAQ
                                                           ---                        ----                       ------
12/31/93                                                 100.000                     100.000                     100.000
1/31/94                                                  104.130                     104.730                     103.050
2/28/94                                                   89.260                      94.150                     102.020
3/31/94                                                   78.510                      79.480                      95.710
4/30/94                                                   80.990                      75.170                      94.470
5/31/94                                                   61.980                      81.080                      94.640
6/30/94                                                   77.690                      69.100                      90.880
7/31/94                                                   80.990                      68.650                      92.970
8/31/94                                                   97.520                      83.240                      98.560
9/30/94                                                  100.830                      78.610                      98.390
10/31/94                                                  89.950                      72.340                     100.090
11/30/94                                                  88.430                      73.330                      96.590
12/31/94                                                  72.730                      70.880                      96.800
1/31/95                                                   89.950                      69.870                      97.220
2/28/95                                                   89.260                      71.650                     102.180
3/31/95                                                   89.950                      66.990                     105.200
4/30/95                                                  109.090                      69.230                     108.650
5/31/95                                                  102.480                      67.160                     111.300
6/30/95                                                   59.090                      77.680                     120.170
7/31/95                                                   66.940                      84.310                     128.890
8/31/95                                                   76.860                      95.490                     131.320
9/30/95                                                   73.550                      98.630                     134.340
10/31/95                                                  68.600                      90.530                     133.380
11/30/95                                                  72.730                      94.080                     136.350
12/31/95                                                  55.370                     115.540                     135.440
1/31/96                                                   68.600                     124.630                     136.430
2/29/96                                                   69.010                     119.560                     141.610
3/31/96                                                   76.860                     116.450                     141.790
4/30/96                                                   70.250                     129.240                     153.260
5/31/96                                                   66.940                     134.440                     160.070
6/30/96                                                   75.210                     121.510                     152.550
7/31/96                                                   50.410                     100.350                     139.110
8/31/96                                                   64.880                     111.080                     146.950
9/30/96                                                   66.120                     120.940                     157.950
10/31/96                                                  59.500                     114.480                     157.250
11/30/96                                                  70.250                     116.480                     166.400
12/31/96                                                  65.290                     124.630                     166.200
1/31/97                                                   90.080                     143.490                     177.630
2/28/97                                                   81.400                     141.430                     168.510
3/31/97                                                   62.810                     120.520                     157.270
4/30/97                                                   50.410                     113.400                     162.300
5/31/97                                                   59.090                     128.540                     180.270
6/30/97                                                   70.250                     123.100                     185.640
7/31/97                                                   71.070                     119.220                     205.180
8/31/97                                                  109.090                     131.590                     204.340
9/30/97                                                  109.920                     152.470                     217.000
10/31/97                                                 147.520                     146.230                     205.150
11/30/97                                                 150.410                     142.923                     206.040
12/31/97                                                 148.760                     140.280                     202.160
1/31/98                                                   64.050                     135.980                     208.470
2/28/98                                                   83.470                     138.800                     227.920
3/31/98                                                   81.820                     150.770                     236.310
4/30/98                                                  124.790                     151.290                     240.530
5/31/98                                                  113.640                     139.290                     229.000
6/30/98                                                   91.740                     126.830                     243.920
7/31/98                                                   92.560                     119.170                     241.040
8/31/98                                                   63.020                      90.270                     193.000
9/30/98                                                   51.240                     120.390                     218.050
10/31/98                                                  79.750                     141.730                     228.040
11/30/98                                                  77.690                     141.330                     250.970
12/31/98                                                  87.600                     159.900                     282.270

---------------
(1) This section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The total return on investment (change in stock price plus reinvested dividends) for the Company, the AMEX Index and the Nasdaq Index, based on December 31, 1993 = $100. The AMEX Index is calculated using an equal-dollar weighting methodology.

                              CERTAIN TRANSACTIONS

     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company's Bylaws. See also "Executive
Compensation -- Compensation of Directors."

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors


                                          /s/ Patrick A. Broderick

                                          Patrick A. Broderick
                                          Secretary
April 19, 1999

     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SEC ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, COR THERAPEUTICS, INC., 256 EAST GRAND AVENUE, SOUTH SAN FRANCISCO, CA 94080. A COPY OF THE REPORT CAN ALSO BE VIEWED BY VISITING THE COMPANY'S WEB SITE, HTTP://WWW.CORR.COM.

PROXY

                             COR THERAPEUTICS, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 25, 1999

The undersigned hereby appoints Vaughn M. Kailian and Laura A. Brege, and each of them as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of COR Therapeutics, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of COR Therapeutics, Inc. to be held at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California, on Tuesday, May 25, 1999 at 9:00 a.m. local time, and at any and all postponements, continuations, and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AND PROPOSAL 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.


                  (Continued and to be signed on other side.)



--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                                                                                            Please mark
                                                                                                            your votes as
                                                                                                            indicated in     /X/
                                                                                                            this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES          THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR DIRECTOR LISTED BELOW.                                         FOR PROPOSAL 2 AND FOR PROPOSAL 3.

PROPOSAL 1:                   FOR                WITHHOLD          PROPOSAL 2:                                 FOR  AGAINST  ABSTAIN
                      all nominees listed        AUTHORITY         To approve an amendment to the Company's    / /    / /     / /
                   (except as marked to the   to vote for all      1991 Employee Stock Purchase Plan to
                        contrary below)     nominees listed below  increase the aggregate number of shares
                             /  /                  /  /            of Common Stock authorized for issuance
                                                                   under the plan by 400,000 shares.
To elect directors to hold office until the next
Annual Meeting of Stockholders and until their                     PROPOSAL 3:                                 FOR  AGAINST  ABSTAIN
successors are elected.                                            To ratify the selection of Ernst & Young    / /    / /     / /
                                                                   LLP as independent auditors of the Company
Nominees: Vaughn M. Kailian, Shaun R. Coughlin,                    for its fiscal year ending December 31, 1999.
          James T. Doluisio, Charles J. Homcy,
          Jerry T. Jackson, Ernest Mario, Robert R.
          Momsen, and Lloyd Hollingsworth Smith, Jr.

To withhold authority to vote for any nominee(s), write such nominee(s) name(s) below:

___________________________________________________________

                                                                          Please vote, date, and promptly return this proxy in
                                                                          the enclosed return envelope which is postage prepaid
                                                                          if mailed in the United States.





Signature(s)____________________________________________________________________________________________ Date ____________, 1999
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign.
Executors, administrators, trustees, guardians, and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by an authorized person.
---------------------------------------------------------------------------------------------------------------------------------
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